Exhibit 99.2


EIS International, Inc.


MEDIA CONTACT:                          ANALYST CONTACT
Aimee Martin, APR                       Fran Barsky
EIS International, Inc.                 EIS International, Inc.
(203) 977-3087                          (203) 977-6022



                       EIS INTERNATIONAL, INC. COMPLETES
                    ACQUISITION OF PULSE TECHNOLOGIES, INC.



        PITTSBURGH, PA, September 3, 1996 -- EIS International, Inc., (NASDAQ:
EISI) has expanded the spectrum of services it offers the call center industry with the acquisition of the professional services business of Pulse Technologies, Inc. The acquisition price was not disclosed under the terms of the agreement, and is not considered to be material based on the size of the acquisition. As part of the purchase, the company expects to take a one-time charge in the third quarter for acquired technology in process estimated at $1.3 million.

        The 25-person business of Pulse Technologies is considered an industry leader in call center management consulting and support. The company offers a wide range of services, including management support in voice and data communications; telecommunications networking support; project planning, analysis and management; and systems engineering. Pulse also offers client/server and information systems support, software development and training. The company recently introduced soEZ, a new software for call center data management and reporting.

        "With the acquisition of Pulse Technologies, EIS International has taken another step in providing our current and future customers with a growing portfolio of integrated products and services," said Joseph J. Porfeli, EIS International's chairman and chief executive officer. "It's been our ongoing strategy to understand and quickly respond to the changing and growing needs of today's call centers."

        Pulse Technologies will become an independent operating company and will be overseen by Bob Kelly, general manager, Pulse Technologies and executive vice president, business development for EIS International. Pulse founders Philip Lew and John Brown will remain with the business in senior management positions. Lew will focus on new client acquisition as senior vice president, business development, and Brown will be responsible for project fulfillment as senior vice president, operations.

        The company, which was founded in 1988, is located in Chantilly, Virginia, with branch offices in Arlington, Virginia and St. Louis, Missouri.

        "The services provided by Pulse Technologies address the most complex and sophisticated problems faced by call centers in effectively implementing high-tech voice and data systems," continued Porfeli. "As companies continue to push the limits of technology within this industry, Pulse Technologies will help them address the growing and complex challenges they face."

        The Pulse acquisition marks the third strategic acquisition that EIS International has made this year. In February, the company acquired Surefind, an on-line data backup and recovery service. In addition, the company acquired the Cybernetics Systems International in March. Cybernetics is a global supplier of workforce management systems to the call center industry.

The company's flagship business is EIS Systems, the world's largest provider of integrated cell center management software and systems.

        Founded in 1988 and headquartered in Pittsburgh, PA, EIS International, Inc. (NASDAQ: EISI) had revenues in excess of $89 million in fiscal year 1995. Additional information about the company is available by calling (800)
274-5676 or by visiting the company's web site at http://www.eisi.com.